GAN Announces Strong Preliminary Second Quarter 2021 Results
Second quarter revenue expected to be between $34 million and $35 million, increases full year guidance to range of $125 to $135 million

Irvine, California | July 7, 2021: GAN Limited (the “Company” or “GAN”) (NASDAQ: GAN), a leading full-service internet gaming software-as-a-service (“SaaS”) provider to the real money internet gaming, online sports betting, and simulated gaming industries, today announced strong preliminary results for the second quarter of 2021 driven by its new Business-to-Consumer (“B2C”) segment, which comprises Coolbet. Based on preliminary financial results, the Company currently expects to report second quarter revenue of $34.0 million to $35.0 million and positive Adjusted EBITDA ranging from $3.0 million to $7.0 million, as higher than expected revenue more than offset strategic investments in talent and technology. The Company is also increasing full year revenue guidance to a range of $125 million to $135 million.

The Company’s results were primarily driven by stronger than expected performance from the Company’s B2C offering in Latin America and Northern Europe, with sports results benefitting from higher-than-expected sports betting margin (calculated by dividing Gross Gaming Revenue by Amount Wagered) of 9.7% for the quarter as compared to 6.8% in the first quarter, while also maintaining marketing spend efficiency. The Company noted that its revenue growth accelerated during the second half of the quarter driven by two major international sporting events.

This updated financial outlook is based on information available to the Company as of the date of this release and is subject to the completion of quarterly closing procedures. The Company will provide a more detailed update on the second quarter’s performance, as well as its 2021 fiscal year guidance, during its second quarter earnings call planned for August 16, 2021.

Dermot Smurfit, CEO of GAN, commented:

“Momentum has carried through the second quarter and driven continued sequential top-line growth for the business. The B2B business is performing in-line with our expectations and continuing to win new clients here in the U.S. while the B2C business is capitalizing on the Latin American market opportunity, equipped with a highly social sports offering delivering viral customer acquisition. Looking back, we identified and acquired a business at the outset of this year that is now performing significantly ahead of plan. We are very pleased with where we stand halfway through the year on both our segments and look forward to providing more detail next month.”

About GAN Limited
GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry. Coolbet, a division of GAN, is a market-leading operator of proprietary online sports betting technology with market leadership positions in selected European and Latin American markets. GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports gaming, and virtual Simulated Gaming. Additional information about GAN can be found online at www.GAN.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding results that the Company expects to announce following the completion of its quarter-end review process, statements regarding the Company’s 2021 full-year revenue guidance, and statements regarding future B2C business opportunities. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors (including, without limitation, those risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in the Company’s other filings with the Securities and Exchange Commission) that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.
Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure that is provided as supplemental disclosure which is defined as net income (loss) before interest costs, income taxes, depreciation and amortization, share-based compensation expense and related expense, impairments, initial public offering related costs and other items which the Company’s Board of Directors considers to be infrequent or unusual in nature. Management uses Adjusted EBITDA to measure the Company’s financial performance. Specifically, it uses Adjusted EBITDA (1) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (2) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP. Adjusted EBITDA, as defined, may not be comparable to similarly titled measures used by other companies in the industry, and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance.
The Company endeavors to compensate for the limitations of Adjusted EBITDA and other non-GAAP financial measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP financial measures. However, the Company is not able to provide a reconciliation of projected Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of tax, accounting and other considerations. Expenses associated with share-based compensation, amortization of intangible assets, and tax have in the past, and may in the future, significantly affect GAAP results.
The Company reports financial results in conformity with U.S. GAAP, and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.
Investor Contacts:

GAN Robert Shore Vice President, IR and Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ashley Gruenberg or Ryan Coleman (312) 445-2870 GAN@alpha-ir.com